Exhibit No. 27
BuyersOnline.com, Inc.
Form 10-KSB/ 2000
File No. 0-26917

                            AGREEMENT

     THIS AGREEMENT is made and entered into, and shall be effective as of, this 15th day of June, 2000, by and between BUYERS ONLINE.COM, a Delaware corporation ("Buyers"), and MARIE, INC., a _____________ corporation ("MI"), relative to the services of MARIE OSMOND ("Osmond") as a spokesperson for Buyers in connection with its marketing, through direct response television, print advertisements, retail and/or other marketing means, of a consumer buying club.

     NOW THEREFORE, in consideration of the mutual covenants and conditions as set forth hereinbelow, the parties agree as follows:

     1.   Production of Commercials and Testing:

          1. Product Line: The Product Line shall be defined as a consumer buying club providing an array of services in communications and entertainment, as well as hard goods, including (but not limited to) some or all of the following: (i) telecommunications and Internet-related services, utilities, insurance, financial services, groceries, fuel, and other household-related services, and (ii) durable goods, including electronics, appliances, home furnishings, lawn and garden, automobile, travel, and books and tapes.

          2. Production of Commercials: Osmond will be available for, and appear in, one thirty (30) minute infomercial, a series of :30, :60, and :120 second commercials (not to exceed six commercials), and still photography, promoting the Product Line, the dates, times and locations of which sessions shall be mutually agreed upon in good faith by the parties and shall not exceed two days in total for all of the foregoing services (with each day not to exceed ten hours from call time to release). In connection with the foregoing, Osmond shall have those rights of approval as are set forth in Paragraph 17, below. The parties agree that Osmond's services are unique in character and, therefore, may not be delegated for any purposes under this Agreement.

          3. Compensation: Buyers shall pay MI, in consideration for the services of Osmond as set forth hereinabove, the sum of $50,000.00 (the "Session Fee"), said sum to be credited against all union minimum payments (calculated at twice the minimum scale) due under this Agreement and to be paid upon commencement of the infomercial/commercial shoot. The Session Fee shall be non-refundable and it shall not be recoupable against the Royalty due MI pursuant to Paragraph 2F(1), below. In addition, Buyers shall make or cause to be made payment on behalf of MI of all sums required to be paid to the applicable pension, health and welfare funds arising out of Osmond's services referenced hereinabove and shall provide MI with written verification that such payments have been made. MI agrees to pay any required income, employment or other taxes relating to the compensation paid to MI by Buyers hereunder. In the event that the infomercial or commercials are shot outside of the greater Los Angeles area (or, in the event that Osmond is residing in a city other than Los Angeles at the time of the shoot, outside of the greater metropolitan area of such city), Buyers shall provide MI with first class, round trip air fare, first class hotel accommodations and first class ground transportation for two people, and a per diem of $150.00 per person (including travel days), all of the foregoing in connection with Osmond's travel to and from the shoot.

          4.   Usage During Test Phase:  The infomercial and/or commercials will test, at the discretion of Buyers, on cable stations, network affiliates, and independent stations for a period not to exceed ninety (90) days (the "Test Phase"), such test to commence
               by not later than August 31, 2000.   Buyers agrees that the
               infomercial and commercials shall not air during the Test Phase on the ABC, NBC, or CBS television networks during prime time. Buyers shall pay MI the Royalty, as defined in Paragraph 2F, on Product Line membership activations generated during the Test Phase in direct response to the infomercial and/or commercials (but not on such activations generated thereafter unless Buyers proceeds with a Roll-Out as referenced in Paragraph 2A, below). MI and Osmond consent to the use of Osmond's name, image, likeness, photograph, voice, signature and reputation (collectively the "Endorsement") for such purpose, subject to MI's approval rights as set forth in Paragraph 17, below. There shall be no print use of Osmond's Endorsement during the Test Phase, except in connection with collateral materials provided to Product Line purchasers. MI and Osmond agree to provide Osmond's on-camera services, if requested by Buyers, during the Test Phase (at dates and times to be mutually agreed upon by the parties and not to exceed eight hours in total) to reshoot footage for the infomercial and/or commercials for purposes of enabling Buyers to test or retest the material. In consideration for such services, Buyers will pay MI an additional session fee in the amount of $10,000 per day, said sum to be credited against all union minimum payments (calculated at twice the minimum scale) due under this Agreement and to be paid upon commencement of the additional services. Such additional session fee shall be non-refundable and it shall not be recoupable against the Royalty due MI pursuant toe Paragraph 2F(1), below.

     2.   Marketing:

          1. Option: Buyers will have the option (the "Option"), exercisable in writing within one hundred eighty (180) days following completion of the Test Phase (but in any event by not later than December 31, 2000), to elect to proceed with a Roll-Out of the infomercial, commercials and/or the still photography containing Osmond's Endorsement in connection with the marketing of the Product Line, with the Roll-Out (if any) to commence by not later than January 1, 2001. The term "Roll-Out" shall be defined as the exhibition of the commercials and/or still photography following the Test Phase and shall be deemed to have commenced (if at all) upon the first such exhibition. It is specifically understood and agreed by the parties hereto that Buyers shall have the right not to exercise such Option, for any reason whatsoever or for no reason, and that neither party shall have any liability whatsoever to the other arising solely out of Buyers' election not to exercise the Option.

          2.   Term:

          (1) The term ("Term") of this Agreement shall commence upon execution hereof and shall, thereafter, continue in full force and effect for a period of one year (the "Initial One Year Term") beginning on the date of a Roll-Out, if any, subject to renewal thereafter for successive one year terms ("Renewal Terms") pursuant to Paragraph 3, below. The Roll-Out, if any, shall commence by not later than January 1, 2001.

          (2) Notwithstanding the foregoing, this Agreement will terminate ("Early Termination") in the event, and at such time as, Buyers elects not to proceed with a Roll-Out. In the event of such Early Termination, there shall be no further use by Buyers of Osmond's Endorsement in any manner.

           (3) In addition, MI may terminate this Agreement immediately in the event that Buyers: (a) attempts to make any assignment for the benefit of creditors, (b) files any petition in bankruptcy (Chapter 7 or 11), or (c) initiates any other action effecting a voluntary or compulsory liquidation of Buyers. In the event of any such termination, there shall be no further use by Buyers of Osmond's Endorsement in any manner.

          3. Area of Use: The area of use for the advertising materials shall be the United States and its commonwealths, territories and possessions (the "Territory"), and shall include all manner, media, and methods of distribution.

          4.   Consent:  In the event of a Roll-Out, MI and Osmond consent to the use of Osmond's Endorsement in connection therewith for the duration of the Initial One Year Term, all Renewal Terms, and the Sell-Off Period. Such consent shall extend to all uses incident to Buyers' marketing of the Product Line, inclusive of the infomercial, commercials, print advertisements (e.g.: advertisements in newspapers, magazines, catalogs, and other periodicals; credit card inserts; and direct mail), product packaging and inserts, sales literature and corporate promotional materials, through any and all manner, media, and channels of distribution throughout the Territory, including direct response, electronic media, the Internet (but only Buyers' Web site and such other Web sites as the parties may mutually agree upon), and retail distribution. In connection with the foregoing, MI and Osmond shall have those rights of approval as are set forth in Paragraph 17, below. Notwithstanding the foregoing, Buyers agrees that there shall be no use of Osmond's Endorsement on
               billboards.   In addition, Buyers agrees that Osmond's
               Endorsement shall not be directed to specific endorsements of individual products comprising the Product Line, but rather shall be directed to the Product Line as a whole (although reference will be made within the advertising materials to the variety of products being offered by Buyers), and that Osmond shall not be required to mention any such individual products by brand name in any of the advertising materials. Notwithstanding this, in the event that Buyers elects in the future to offer one or more products not included in the Product Line membership and desires to have Osmond endorse such individual products, Buyers will negotiate with MI and Osmond regarding the possible terms for Osmond's endorsement of the products, and MI and Osmond shall have the right to agree or not agree to such additional endorsement.

          5.   Additional Services:

               (1) In the event of a Roll-Out, and at the option and upon the request of Buyers, MI will provide Osmond's services during the Initial One Year Term (following a Roll-Out) and each Renewal Term thereafter, at specific dates, times, and places to be mutually agreed upon by the parties, not to exceed two days in total, not necessarily consecutive (nor ten hours from call time to release on each day), during each one year term, for the purpose of shooting additional footage to update the infomercial, commercials, including still photography, or for shooting footage for a new infomercial or new commercials, including still photography. Buyers agrees that any unused shoot days shall expire at the end of the then-current one year period and may not be carried over into any successive one year period during the Term. The updated or new infomercial, commercials and still photography may be tested on air either prior to expiration of the then current one year term or following renewal thereof, and may then be aired on a Roll-Out basis as a replacement for the originally-produced advertising materials. MI and Osmond consent to the use of such materials to the full extent set forth in subparagraph D, above, subject to the rights of approval as are set forth in Paragraph 17, below. In consideration for the foregoing services, Buyers will pay MI an additional session fee of $50,000.00 during each one year term in which such services are utilized, such session fee to be paid upon commencement of the shoot and to be treated in the same manner as the Session Fee referenced in Paragraph 1C with respect to crediting, non-refundability and recoupability.

               (2) In addition, in the event of a Roll-Out, and at the option and upon the request of Buyers (and subject to MI's approval, which it may grant or withhold in its sole discretion), MI will provide Osmond's services as a spokesperson for the Product Line on QVC, the specific dates and times of which appearances shall be agreed upon by the parties in good faith. In connection with such appearances, Buyers shall pay to MI a royalty (the "QVC Royalty") equal to the following:

         (1) $4.00 shall be earned for each Product Line membership activated in response to a QVC appearance by Osmond;

         (2) $2.00 shall be earned upon commencement of the second successive year of membership of each Product Line membership originally activated in response to a QVC appearance by Osmond (regardless of whether such second year commences during or after expiration of the Term);

         (3) $1.00 shall be earned upon commencement of the third successive year of membership of each Product Line membership originally activated in response to a QVC appearance by Osmond (regardless of whether such third year commences during or after expiration of the Term).

                    Payment of the QVC Royalty shall be made in the same manner as the Royalty as set forth in Paragraph 2F(2), below. Buyers shall be entitled to recoup its Guaranty payments due under subparagraph 2F(3), below, against all QVC Royalty payments otherwise due under this subparagraph 2E(2). Buyers shall provide MI with first class, round trip air fare, first class hotel accommodations and first class ground transportation for two people, and a per diem of $150.00 per person (including travel days), all of the foregoing in connection with Osmond's travel to and from QVC. In addition to the Royalty, Buyers shall pay MI an appearance fee in the amount of $20,000.00 for each day (or part thereof) Osmond appears on QVC in connection with this Agreement, exclusive of any days used solely for travel. The appearance fee shall not be credited against either the Guaranty payments or Royalty due MI as referenced below.

          6.   Compensation:

          (1) Royalty Payable to MI: In the event of a Roll-Out, Buyers shall pay to MI, for the duration of the Term (including the Renewal Terms), a royalty (the "Royalty") equal to the following:

          (1) $1.00 shall be earned for each Product Line membership activated during the Term (including any Renewal Term and the Sell-Off Period);

          (2) $1.00 shall be earned upon commencement of the second successive year of membership of each Product Line membership originally activated during the Term, including any Renewal Term (regardless of whether such second year commences during or after expiration of the Term);

          (3) $1.00 shall be earned upon commencement of the third successive year of membership of each Product Line membership originally activated during the Term, including any Renewal Term (regardless of whether such third year commences during or after expiration of the Term).

                    Notwithstanding the foregoing, no Royalty shall be paid on membership activations generated: (i) as a result of member referrals, or (ii) through QVC marketing of the Product Line (unless any of such activations result from Osmond's appearance on QVC, in which event MI shall be paid the QVC Royalty provided in Paragraph 2E(2), above). With respect to member referrals, Buyers agrees to maintain in effect for the duration of the Term a system for tracking the source of all member activations in order to accurately determine which activations are the result of member referrals.

                    In addition, for purposes of clarification, MI and Osmond acknowledge that Product Line members may purchase over time a variety of different products and services from Buyers, but that no Royalty shall be paid in connection with such purchases (the Royalty being earned only in connection with original membership activations occurring during the Term and the second and third years of sustained membership of each such activation).

          (2) Payment Schedule: The foregoing Royalty shall be due and payable to MI on a quarterly basis within forty-five (45) days following the close of each calendar year quarter. Each payment shall be accompanied by a statement of accounting setting forth a summary of Product Line activations occurring during such calendar year quarter, and successive years of membership commencing during such quarter (subject to audit by MI pursuant to Paragraph 6, below). Buyers shall be entitled to recoup its Guaranty payments due under subparagraph 2F(3), below, against all Royalty payments otherwise due under this subparagraph 2F(2).

           (3) Guaranty: In the event of a Roll-Out, Buyers guarantees to MI that the total compensation paid to MI in connection with the Initial One Year Term (including any Royalty payments made in connection with the Test Phase) and each Renewal Term shall not be less than $1,500,000, payable as follows:

                    (a)  For the Initial One Year Term:
                         $375,000 payable upon exercise of the
                         option to Roll-Out and $375,000 payable
                         ten (10) days prior to commencement of
                         the second, third, and fourth calendar
                         year quarters following the Roll-Out;
                         and

                    (b)  For each Renewal Term:   $375,000
                         payable ten (10) days prior to
                         commencement of the Renewal Term and
                         $375,000 payable ten (10) days prior to
                         commencement of the second, third, and
                         fourth calendar year quarters following
                         commencement of the Renewal Term.

                    Each Guaranty payment shall constitute a non-refundable but recoupable advance against all sums due MI under this Agreement. To the extent that the amount paid to MI in connection with any calendar year quarter during the Initial One Year Term or any Renewal Term exceeds the Guaranty installment due for such quarter, the amount in excess of the Guaranty installment shall be applied as a credit against the Guaranty installment due MI for the next succeeding calendar year quarter. Further, at such time as the total amount paid to MI in connection with the Initial One Year Term (including any Test Phase Royalty payments), or any Renewal Term, equals $1,500,000, no further Guaranty payments shall be due for the remainder of
                    such period.   Any amounts paid to MI in
                    excess of the Guaranty during the Initial One Year Term or any Renewal Term may not be applied as a credit against the Guaranty due for any subsequent Renewal Term.

          (4) Crediting of Payments: All compensation as referenced above shall be credited against any and all union minimum payments due under this Agreement calculated at twice the minimum scale (excluding pension, health and welfare fund contributions). MI agrees to pay any required income, employment or other taxes relating to the compensation paid to MI by Buyers hereunder.

          (5) Option to Purchase Shares: In the event that Buyers should make an initial public offering ("IPO") of its stock, MI shall have the right to purchase 33,750 shares of such stock at the IPO price, William Morris Agency, Inc. shall have the right to purchase 5,000 shares of such stock at the IPO price, Paul K. Engemann shall have the right to purchase 7,500 shares of such stock at the IPO price, and Allen Finlonson shall have the right to purchase 3,750 shares of such stock at the IPO price.

     3. Renewal: Buyers shall have the sole right, but not the obligation, to renew this Agreement for a maximum of two (2) successive one year terms (each being designated a "Renewal Term") upon the same terms and conditions, exercisable in writing not less than ten (10) days prior to the expiration of the then current one year term.

     4.   Representations and Warranties:

          1.   MI and Osmond warrant and represent that:

               (1) they have the right to enter into this Agreement and to grant the rights as set forth hereinabove;

               (2) there are no contractual obligations preventing the fulfillment of this Agreement;

           (3) neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which MI or Osmond is a party; and

          (4) MI and Osmond have not, and will not, either themselves or by granting authority to any other person or entity, exercise any right or take any action which derogates or impairs the rights granted to Buyers hereunder, or derogates the names or reputations of Buyers, the Product Line, or any of the officers, directors, or shareholders of Buyers.

          2.   Buyers warrants and represents that:

            (1) it has the right to enter into this Agreement and to grant the rights as set forth hereinabove;

            (2) there are no contractual obligations preventing the fulfillment of this Agreement;

            (3) neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which Buyers or any of its affiliated companies is a party.

     5.   Indemnity:

          1. MI and Osmond shall indemnify and hold Buyers, and its officers, directors and shareholders (collectively "Indemnitees") harmless from and against any and all losses, costs, damages, charges, claims, reasonable legal fees, recoveries, judgments, penalties and/or reasonable expenses (collectively "Losses") which may be obtained against, imposed upon, or suffered by Indemnitees by reason of any breach of any representation or warranty made by MI and/or Osmond under this Agreement, or by reason of any breach of any other provision hereof. The foregoing obligation of MI and Osmond to indemnify and hold Indemnitees harmless shall survive termination or expiration of this Agreement.

          2. Buyers shall indemnify and hold MI and Osmond, and each of them, harmless from and against any and all Losses which may be obtained against, imposed upon, or suffered by MI and/or Osmond by reason of the exhibition of the advertising materials produced hereunder or the promotion, sale or use of the Product Line advertised therein or any product or service offered thereby, or by reason of any breach of any representation or warranty made by Buyers under this Agreement or of any other provision hereof.
               The foregoing obligation of Buyers to indemnify and hold MI and Osmond harmless shall survive termination or expiration of this Agreement. For the duration of the Term of this Agreement (including the Sell-Off Period), and thereafter for so long as the Product Line is marketed by Buyers (or by any Buyers affiliate, subsidiary, successor, or assign) and the insurance coverage described herein is reasonably available, Buyers shall include MI and Osmond as additional named insureds on Buyers's commercial general liability insurance policy (including coverage for product liability) and advertising liability policy with combined limits of not less than $3,000,000, and shall provide MI and Osmond with certificates of insurance evidencing such coverage prior to any use of the material produced hereunder.

     6.   Right to Audit:   Buyers shall maintain during the Term
(including all Renewal Terms) complete and accurate books of account evidencing membership activations. At any time within two (2) years after a statement is rendered hereunder, MI shall have the right to examine Buyers' books and records evidencing its Product Line membership activations and membership statuses for the subject period solely for the purpose of determining the accuracy of such statement. The examination (i) shall be conducted by a CPA firm selected by MI which is a member in good standing of the AICPA, after reasonable advance written notice from MI to Buyers, (ii) shall be commenced and conducted during Buyers' normal business hours at the offices of Buyers or its accounting representative, and (iii) shall be conducted at MI's sole cost and expense. There shall not be more than one examination during each year of the Term. Notwithstanding clause
(iii), above, in the event it is mutually determined by Buyers and MI, or by arbitration pursuant to Paragraph 10, below, that MI has been underpaid in an amount in excess of three (3%) percent of the contract rate of compensation, Buyers shall pay the reasonable costs of such examination (including reasonable travel, living and other personal expenses of the examiner). All statements rendered by Buyers under this Agreement shall be final and binding on MI, unless specific objections thereto are made and delivered in writing within two (2) years from the date any such statement is delivered to MI. Once the records for any accounting period have been inspected by MI, such records shall not be the subject of a later inspection. Further, with respect to each inspection, MI must notify Buyers within ninety (90) days following completion of the inspection of any claim it asserts for money due and owing it as a result of a prior underpayment, in the absence of which Buyers' accounting statements for the examined period shall be deemed accurate and any claim of MI for money due and owing in connection therewith shall be deemed waived. Buyers shall have the right to condition disclosure of information to MI and its agents, in connection with any inspection under this paragraph, upon Buyers's receipt of a non-disclosure agreement, acceptable in form and content to Buyers and duly executed by MI and any agent of MI receiving such information.

     7. No Warranty Re Revenues: The parties understand and agree that there is a substantial risk in any new venture; that neither party is making any warranty or representation regarding the total amount of revenues which will ultimately be generated pursuant to this Agreement, other than the Guaranty set forth in Paragraph 2F(3), above; that Buyers and/or its affiliated companies currently do, and may in the future, manufacture, market, distribute, and/or sell other, possibly competitive, products under the same or other names, utilizing the same distribution channels as will be utilized for the marketing of the Product Line; and that no royalty or other form of compensation shall be payable to MI or Osmond in connection therewith.

     8. Successors and Assigns: Subject to the restrictions on delegation of duties contained elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, and assigns, as the case may be.

     9. Exclusivity: Commencing upon execution of this Agreement and continuing thereafter through the Initial One Year Term and each Renewal Term, neither MI nor Osmond shall in any way develop, manufacture, endorse, or market, or appear in any form of advertisement of any kind for the purpose of endorsing or marketing, any other consumer buying service. In addition, commencing upon execution of this Agreement and continuing thereafter for the duration of the Initial One Year Term and each Renewal Term, neither MI nor Osmond shall in any way participate or appear in any other long form infomercial (i.e.: approximately thirty minutes in length), regardless of the product or service being advertised therein; and, in the event that MI or Osmond elects during the Term to participate in a short form direct response commercial for a non-competing product, they agree to provide Buyers with advance written notice of such participation (it being agreed, however, that an inadvertent failure by MI or Osmond to so notify Buyers of such participation shall not constitute a breach of this Agreement). This paragraph shall not preclude Osmond from appearing in the entertainment, news or information portion of any radio, television, live or other entertainment program regardless of sponsorship, provided that Osmond does not appear or otherwise participate in any "lead-ins" or "lead-outs" for competitive products (other than in connection with her hosting responsibilities on the "Donny and Marie" television program). Buyers acknowledges that MI and Osmond have entered into an agreement with BabyGear.com providing for the use of Osmond's Endorsement in connection with BabyGear.com products and her possible participation in infomercials and/or direct response commercials (as well as other advertising materials) promoting BabyGear.com, and that such agreement and Osmond's appearance in any such advertising materials shall not constitute a breach of this Agreement.

     10. Attorney's Fees: In the event that any legal proceeding is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney's fees and actual costs incurred in such action. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by an expedited arbitration to be conducted by the American Arbitration Association (utilizing one arbitrator) in the City of Los Angeles, State of California, and judgment on the award rendered by the arbitrator, which shall be prompt and timely, may be entered in any Court having jurisdiction thereof. In order to accomplish the foregoing, the parties hereby consent to jurisdiction of this matter in the County of Los Angeles, State of California. The parties shall have the right to engage in reasonable discovery in connection with any such arbitration. The arbitrator shall be entitled to award expenses to the prevailing party, inclusive of reasonable attorney's fees. The parties shall endeavor, to the extent reasonably feasible, to keep any dispute arising hereunder confidential, and the arbitrator shall have authority to enforce and interpret this duty of reasonable confidentiality.

     11. Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     12. Entire Agreement: This Agreement contains the entire agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered or modified in any way except by a writing signed by the parties hereto.

     13. Severability: If any clause or provision of this Agreement shall be adjudged to be invalid or unenforceable, such adjudication shall not affect the validity of any other clause or provision of this Agreement, which shall remain in full force and effect.

     14. Consent in the Event of Death: The parties agree that, in the event of Osmond's death during the Initial One Year Term or any Renewal Term, Buyers shall have the option to continue marketing the Product Line utilizing Osmond's Endorsement in connection therewith for the duration of the Initial One Year
Term and all Renewal Terms (if any) under the same terms and conditions as set forth in this Agreement. In the event that Buyers shall instead elect to terminate such marketing, Buyers shall pay to MI the Royalty as provided in Paragraph 2F(1), above, on each Product Line origination or renewal generated through the date of termination (and on each Product Line origination or renewal generated thereafter in response to any direct response advertisements which utilized Osmond's
Endorsement, but on no other Product Line sales), and the Guaranty provided in Paragraph 2F(3) shall be prorated to date of termination. Such proration shall be accomplished by multiplying the Guaranty which otherwise would have been due for the then-current one year period by a fraction, the numerator of which is the number of days which have elapsed between the commencement date of such one year term and the date of termination, and the denominator of which is 365.

     15. Ownership of Product Line and Advertising Materials: The Product Line and all advertising materials produced hereunder will be and remain the absolute property of Buyers forever, including, but not limited to, all intellectual property interests therein. MI and Osmond acknowledge that they have no right, title, or interest in or to same and hereby assign all rights to the Product Line and advertising materials to Buyers.
To the extent required under the applicable copyright laws regarding ownership of any advertising materials produced hereunder or the content or use thereof, the product of the services of MI and Osmond hereunder will be considered works made for hire or, if not legally capable of being considered as such, then and in such event MI and Osmond hereby assign to Buyers any and all right, title or interest they may have in or to such advertising materials. Notwithstanding the foregoing, it is agreed that, except as otherwise permitted herein, Buyers may not use Osmond's Endorsement after the termination or expiration of this Agreement; however, Buyers shall have a period of six months (the "Sell-Off Period") following expiration of the Term (either the Initial One Year Term or, in the event of renewal, the final Renewal Term) to dispose of its then existing inventory of the Product Line containing the Endorsement of Osmond, provided that Buyers pays MI the Royalty due thereon in accordance with Paragraph 2F(1), above, with no guaranty as to the total amount thereof and, provided further, that Buyers does not air or otherwise exploit the infomercial, commercials or any other advertisements containing Osmond's Endorsement during or after such time period without the prior written consent of MI.

     16. Independent Contractor: It is understood and agreed that the relationship of MI and Osmond to Buyers is that of an independent contractor, and nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/ agent relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement.

     17. Approvals: MI and Osmond shall have the right of approval over all images, signatures, photographs and likenesses of Osmond utilized in the infomercial, commercials, print advertisements or otherwise; the infomercial and commercial scripts; and any press releases relating to the Test Phase or a Roll-Out. Once an item has been approved by MI and/or Osmond under this Paragraph, it need not again be submitted by Buyers for approval for subsequent consistent uses, so long as no material changes are made with respect to such item or the use thereof. All rights of approval shall be exercised in a fair and reasonable manner, with no such approval being unreasonably withheld. In all instances where the right of approval is provided, same shall be given within five
(5) business days following receipt by MI and/or Osmond (as the case may be) of a written request for approval. In order to facilitate the processing of approvals, MI and Osmond agree to endeavor to reasonably advise Buyers of their travel plans during time periods when requests for approval are likely to be forthcoming.

     18. Confidentiality: The parties acknowledge that the terms and provisions of this Agreement, and any disputes arising hereunder, are confidential in nature and, therefore, agree not to disclose the content or substance thereof to any third parties other than their attorneys and other representatives (unless affiliated by common ownership, employment, or other form of agency relationship), other than as may be reasonably required in order to comply with any obligations imposed by the Agreement, or to comply with any statute, ordinance, rule, regulation, other law, court order or civil proceeding.

     19. Notices: All notices to be sent pursuant to this Agreement shall be sent via Federal Express, Express Mail, or confirmed facsimile transmission, to the persons identified below at the designated addresses (or at such new addresses as the parties may hereinafter notify each other in writing):

Buyers Online.com                  Mr. Rod Smith
                                   Buyers Online.com
                                   66 East Wadsworth Park Drive
                                   Suite 101
                                   Draper, UT 84020
                                   (801) 277-8900 - telephone
                                   (801) 277-8986 - facsimile

                                   D. John Hendrickson, Esq.
                                   Hall Dickler Kent Friedman & Wood
                                   2029 Century Park East
                                   Suite 3760
                                   Los Angeles, CA 90067
                                   (310) 203-4247 - telephone
                                   (310) 203-8559 - facsimile

Marie, Inc.
and Marie Osmond:                  Ms. Marie Osmond
                                   Marie, Inc.
                                   c/o Mr. Richard A. Hersh
                                   William Morris Agency, Inc.
                                   151 El Camino Drive
                                   Beverly Hills, CA 90212
                                   (310) 859-4120 - telephone
                                   (310) 859-4424 - facsimile

with a copy to:                    Mr. Allen Finlinson
                                   United Management, Inc.
                                   3325 North University Avenue
                                   Suite 150
                                   Provo, UT 84604
                                   (801) 373-3600 - telephone
                                   (801) 373-3699 - facsimile


     20. Force Majeure: If, for any reason, such as strikes, boycotts, war, weather, other acts of God, riots, delays of commercial carriers, restraints of public authority, or for any other reason beyond the control of Buyers and outside the normal scope of commercial restraints (collectively "Force Majeure"), Buyers is unable to air the infomercial and/or commercials at all during any part of the Initial One Year Term or any Renewal Term hereof, then Buyers shall have the right to extend the affected Term for an equivalent period without payment of any additional compensation to MI or Osmond (but with payment of the Royalty pursuant to Paragraph 2F); however, upon commencement of a Roll-Out of an infomercial produced hereunder, the period for extension of the Term due to any inability to air commercials (because same could not be produced during the pending SAG/AFTRA strike) shall be limited to ninety (90) days commencing with the
Roll-Out.   In the event such Force Majeure causes the
prevention, suspension or postponement of any production session for the infomercial, commercials or still photography to be produced under this Agreement, the time for completion of such session(s) shall be extended, at the election of Buyers and with no additional compensation being payable to MI or Osmond in connection therewith, by the number of days equal to the number of days for which the production session was prevented, suspended, or postponed (but only to the extent not prohibited by the applicable union contract having jurisdiction over the production).

     21. Applicable Union Agreements: This Agreement is subject to all of the terms and conditions of the representative contracts of the union(s) having jurisdiction over the services covered by this Agreement, except as same may be, and are hereby, superseded, amended, or supplemented.

     22. Agency Fees: Each party hereby represents to the other that no agent, broker or finder is entitled to any fee or commission in connection with this Agreement or the transaction contemplated hereby.

     23. Representation by Counsel: Each party represents and warrants that it has been represented by legal counsel of its own choosing in the negotiation and drafting of this Agreement; that it has read this Agreement; that it understands all of its terms; that the contents of this Agreement have been explained to it by its counsel; and that this Agreement is executed voluntarily and with full knowledge of its significance.

     24. Columbia TriStar: Buyers agrees to use it best efforts, consistent with sound business judgment, to work with Columbia TriStar Advertiser Sales to purchase time on the Game Show
Network for telecasts of the infomercial(s) featuring Osmond to be produced hereunder. In addition, in the event that Buyers produces one or more commercials hereunder featuring Osmond, Buyers agrees to work with Columbia TriStar Advertiser Sales to purchase a media schedule in the "Donny & Marie" talk show.

     25. SAG/AFTRA Strike: MI shall not be required to provide Osmond's services under this Agreement in connection with the production of any commercials which are three (3) minutes or less in duration, and which are designed to "stand alone" outside of the infomercial(s), until completion of the AFTRA and SAG strike which is pending as of the date of execution hereof (except in the instance that Buyers elects to sign the 2000 Television Commercials Memorandum of Interim Agreement, in which case MI shall provide Osmond's services in accordance therewith).


Buyers Online.com                  Marie, Inc.



By:                                By:
      Mr. Rod Smith

I hereby represent and warrant that Marie, Inc. is authorized to grant and assign the rights, and furnish my services, as hereinabove set forth in this Agreement, and I agree to be bound by the terms and conditions of this Agreement.



Marie Osmond